UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2009

South Texas Oil Company
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization) 300 East Sonterra Boulevard Suite 1220 San Antonio, Texas (Address of principal executive offices)	001-33777 Commission File Number	74-2949620 (I.R.S. Employer Identification No.) 78258 (Zip Code)
Registrant’s telephone number, including area code: (210) 545-5994
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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership

On October 29, 2009, South Texas Oil Company, a Nevada corporation (the “Company”), and its wholly owned subsidiaries Southern Texas Oil Company, a Texas corporation, STO Drilling Company, a Texas corporation STO Operating Company, a Texas corporation and its wholly owned subsidiary STO Properties LLC, a Texas limited liability company (collectively, the “Debtors”), filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Texas sitting in San Antonio, Texas (the “Bankruptcy Court”). The Debtors are continuing to operate their business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.  Debtors anticipate filing a motion for joint administration of their chapter 11 cases by the Bankruptcy Court.

The individual case numbers are as follows: STO Properties LLC Case No. 0-54228; STO Operating Company Case No. 0-54229; STO Drilling Company Case No. 0-54230; Southern Texas Oil Company Case No. 0-54231; and South Texas Oil Company Case No. 0-54233

The Company has filed an emergency motion for interim orders authorizing (i) the Debtors’ use of cash collateral under terms agreed to by the Debtors and pre-petition senior secured lenders; (ii) granting security interests and superpriority claims and granting adequate protection; and (iii) scheduling a final hearing on the motion.

In addition, the Company anticipates filing a motion with the Bankruptcy Court for an interim order seeking approval of anticipated debtor-in-possession financing pursuant to a summary of terms and conditions with a potential DIP lender (the "DIP Term Sheet"). The DIP Term Sheet contemplates that lender will provide to the Company debtor-in-possession financing (the "DIP Facility") composed of a term loan facility in an aggregate principal amount of up to $1,500,000. The anticipated commitment of the DIP lender to provide a DIP loan under the DIP Facility is subject to a number of conditions, including entry by the Bankruptcy Court of an interim order, including a priming lien position on all assets over other lien claimants, and completion of loan documentation satisfactory in form and substance to the DIP lenders. There can be no assurance that the Company will be able to obtain financing on the terms proposed in the DIP Term Sheet or at all.

As a result of the Bankruptcy Filing, the Debtors are periodically required to file various documents with, and provide certain information to, the Bankruptcy Court, including statements of financial affairs, schedules of assets and liabilities, monthly operating reports and other financial information.  Such materials will be prepared according to requirements of federal bankruptcy law and may in some cases present information on an unconsolidated basis.  While they would accurately provide then-current information required under federal bankruptcy law, such materials will contain information that may be unconsolidated and will generally be unaudited and prepared in a format different from that used in the Company's consolidated financial statements filed under the securities laws.  Accordingly, the Company believes that the substance and format of such materials do not allow meaningful comparison with its regular publicly-disclosed consolidated financial statements.  Moreover, the materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to the Company's or other Debtors' stock or debt or for comparison with other financial information filed with the Securities and Exchange Commission.

Most of the Debtors' filings with the Bankruptcy Court are available to the public at the offices of the Clerk of the Bankruptcy Court or the Bankruptcy Court's web site (http://www.txwb.uscourts.gov) or may be obtained through private document retrieval services.  The Company undertakes no obligation to make any further public announcement with respect to the documents filed with the Bankruptcy Court or any matters referred to therein.

As we disclosed in our Form 8-K filed September 11, 2009, on that date, certain creditors of STO Operating Company (“STO”), a wholly owned subsidiary of the Company, filed an involuntary petition in the United States Bankruptcy Court, Western District of Texas, sitting in Austin, Texas, pursuant to Chapter 7 of Title 11 of the United States Code.  STO was served with the involuntary petition summons on September 30, 2009. The Company and STO retained bankruptcy counsel to represent them in the involuntary bankruptcy proceeding and in any other bankruptcy proceedings that the Company and its subsidiaries may voluntarily commence.  On October 20, 2009, STO filed its response to the involuntary petition and moved for a transfer of venue from the United States Bankruptcy Court, Western District of Texas, sitting in Austin, Texas, to the United States Bankruptcy Court, Western District of Texas, sitting in San Antonio, Texas, where the Company and its subsidiaries are located.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

South Texas Oil Company

Date: October 29, 2009	By:	/s/ Michael J. Pawelek
Michael J. Pawelek, Chief Executive Officer